EXHIBIT 99

RYDER RESTRUCTURES; WILL TAKE CHARGE AGAINST 1996 FOURTH QUARTER
EARNINGS

         NEW YORK, NEW YORK, January 20, 1997 --Ryder System, Inc. (NYSE:R) disclosed today a major restructuring program that it said will significantly reduce costs and enhance margins in a streamlined and more market-focused corporation. Most of the program has already been completed; remaining actions will be completed during 1997.
         In a meeting here with security analysts, Chairman, President and Chief Executive Officer M. Anthony Burns estimated the changes made to date, including some that are being implemented with a charge to earnings, will produce pretax savings of approximately $75 million in l997 and in excess of $150 million on an annualized basis thereafter.
         Ryder will take a pretax charge of $215 million in the fourth quarter of l996. This charge consists principally of facility closure costs and expenses for severance, early retirement and relocation. The charge is expected to result in a net loss for the fourth quarter of l996 and for the full year.
         Burns characterized the charge as a necessary step to position the company for future success. "Important as these savings are," Burns said, "the real heart of the program is the structural change we have made in our leading lines of business. We have put our integrated logistics and truck leasing and rental businesses in a position to succeed, and we will accept no less."
         Burns also noted that Ryder has taken a tough approach to assessing the businesses it wishes to pursue in the future. It sold its consumer truck rental business -- the famed yellow Ryder rental truck fleet -- in l996 and, as announced last October, is actively reviewing options for the future of its Automotive Carrier business.
         Commenting on Ryder's earnings for the fourth quarter of 1996 and continued margin pressure in some of Ryder's key businesses, Burns indicated that he expects Ryder will have earned between 35 and 40 cents per share, excluding the charge, a gain on the sale of the consumer truck rental business and the cost of public debt repurchases. Ryder expects to report fourth quarter 1996 earnings on February 4, 1997.

         Burns said the restructuring program emphasizes cost reduction, margin enhancement and accountability, and includes the following steps:

         /bullet/ Combining Ryder International and Ryder Integrated Logistics and realigning the Logistics field organization in order to focus more sharply on high-margin, knowledge-based integrated logistics opportunities.

         /bullet/ Disposing of nearly 200 facilities and properties and eliminating approximately 2100 positions. About 700 employees took advantage of a voluntary early retirement program that was offered late last year as part of the restructuring plan.

         /bullet/ Replacing the truck leasing business's long-standing, 70-district field organization with 10 vice presidents - operations, each with 10 Customer Business Unit general managers reporting to them, putting decision-makers closer to customers.

         /bullet/ Establishing a Business Services Center within Ryder
                 Transportation Services to consolidate administrative and financial processes previously handled at multiple field and corporate locations. A Shared Services Center near Atlanta, which is part of the Business Services Center, has already begun assuming tasks formerly dispersed at 70 field locations.

         /bullet/ Moving more than 80% of corporate staff positions to the company's business units to give the business units direct control over the level of administrative services they maintain.

NOTE: This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current plans and expectations of Ryder System, Inc. and involve risks and uncertainties that could cause actual future events and results of operations to be materially different from those in the forward-looking statements. Important factors that could cause such differences include, among others, lost revenue resulting from the facility closures, greater than expected expenses associated with the company's personnel needs or operating activities, the competitive pricing environment applicable to the company's operations or changes in government regulations.

                                                       - o -

NOTE TO EDITOR:
     Ryder provides high-quality logistics and transportation solutions throughout the United States and in Canada, the United Kingdom, Germany, Poland, Mexico, Brazil and Argentina. Revenue in the 12 months ended September 30, 1996 was $5.51 billion. Assets at September 30, 1996 were $6.02 billion.
     Ryder's stock is a component of the Dow Jones Transportation Average and the Standard & Poor's 500 Index.